Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Voya Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	8,000,000	$74.24	$593,920,000.00	0.00014760	$87,662.59
Total Offering Amounts					$593,920,000.00		$87,662.59
Total Fee Offsets (4)							-
Net Fee Due							$87,662.59

(1)

This Registration Statement on Form S-8 (this “Registration Statement”) covers 8,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Voya Financial, Inc. (the “Registrant”) authorized for issuance under the Registrant’s 2024 Omnibus Incentive Plan (the successor plan to the 2019 Omnibus Employee Incentive Plan, 2014 Omnibus Employee Incentive Plan and the Amended and Restated 2013 Omnibus Non-Employee Director Incentive Plan, the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Stock, which become issuable under the Plan, by reason of any stock dividend, stock split or other similar transaction.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on May 20, 2024.

(3)	Rounded up to the nearest penny.

(4)	There are no fee offsets.